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                                                                  EXHIBIT 21.1

          Subsidiaries of the Registrant


   Name of Subsidiary:---------------------ICOS Systems GmbH

   Jurisdiction of Organization:-----------Germany

   Name Under Which Doing Business---------ICOS Systems Computer Vertriebs GmbH



   Name of Subsidiary:---------------------Ikos Systems, Ltd.

   Jurisdiction of Organization:-----------United Kingdom

   Name Under Which Doing Business---------Ikos Systems, Limited



   Name of Subsidiary:---------------------IKOS Systems K.K.

   Jurisdiction of Organization:-----------Takatsu-ku, Kawasaki-shi, Kanagawa

   Name Under Which Doing Business---------IKOS Systems Kabushiki Kaisha



   Name of Subsidiary:---------------------Virtual Machine Works, Inc.

   Jurisdiction of Organization:-----------Delaware

   Name Under Which Doing Business---------Virtual Machine Works, Inc.